Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-3 of our report relating to the financial statements of United States Oil Fund, LP as of December 31, 2007, 2006 and 2005 and for the year ended December 31, 2007, the period from April 10, 2006 (commencement of operations) through December 31, 2006 and the period from inception (May 12, 2005) through December 31, 2005 and the effectiveness of United States Oil Fund, LP’s internal control over financial reporting for the year ended December 31, 2007 dated March 1, 2008, and to the reference to our Firm as “Experts” in the Prospectus.

/s/ SPICER JEFFRIES LLP
Greenwood Village, Colorado September 2, 2008